Exhibit 99.1

STR Holdings, Inc. Announces Loss of Key Customer, Operational Restructuring and Review of Strategic Alternatives

ENFIELD, Conn.—(BUSINESS WIRE)—Jan. 22, 2013— STR Holdings, Inc. (NYSE: STRI), believes that First Solar, Inc., a long-standing customer, will terminate its relationship with the Company in 2013. Though the exact timing remains uncertain, the Company expects that First Solar will begin a transition away from STR in the first quarter of 2013, completely cutting over to a new supplier during the course of the next few months.

As previously disclosed, First Solar is STR’s largest customer and such loss is likely to have a material adverse effect on the business and financial results of the Company. Sales to First Solar during 2012 were approximately $39 million.

Robert S. Yorgensen, President & Chief Executive Officer commented, “We have enjoyed a very long and prosperous relationship with First Solar. Their loyalty over the years is a testament to our value as a reliable supplier of excellent quality products and service, for which First Solar honored us with their Top Supplier Award just over a year ago.” Yorgensen continued, “We have had no claim for defective product from First Solar, nor have we had any returns, and the product we have been supplying for years has been according to specification. Unfortunately, I cannot elaborate on their decision to work with another supplier at this time. On a more positive note, we have recently added three new customers in China, two of which have qualified and ordered our next-generation encapsulants. While this new work won’t make up for the loss of First Solar’s business in the short-term, we believe it represents very important progress toward increasing our share of the burgeoning Chinese market.”

The Company will continue its comprehensive review of its cost structure, and expects to cease manufacturing operations at its East Windsor, Connecticut facility by the end of the first quarter of 2013, and make significant headcount reductions throughout the organization. The Company is assessing its long-lived assets for impairment and expects to incur significant restructuring charges in 2013. The Company will communicate its restructuring plan in more detail at a later date. The Company plans to service its North American customer base from its production facilities in Spain and Malaysia.

Joseph C. Radziewicz, Vice President & Chief Financial Officer, said, “While the loss of First Solar as a customer is certainly an unfortunate development for STR, we have already taken swift action to reduce our costs, which will help to preserve our strong balance sheet as well as our options going forward.”

Separately and unrelated to the loss of First Solar as a customer, the Company engaged UBS Investment Bank as its financial advisor in December 2012 to assist the Board of Directors with a review of the Company’s strategic alternatives.

As of December 31, 2012, the Company had $81.9 million of cash and no debt.

About STR Holdings, Inc.

STR Holdings, Inc. is a global provider of high quality solar encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strholdings.com.

Forward-Looking Statements

This press release and any oral statement made in respect of the information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business and are based on assumptions that the Company has made in light of its industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances. However, these forward-looking statements are not guarantees of future performance or financial or operating results. In addition to the risks and uncertainties discussed in this press release, the Company faces risks and uncertainties that include, but are not limited to, the following: (i) technological changes in the solar energy industry or the Company’s failure to develop and introduce or integrate new technologies could render its encapsulants uncompetitive or obsolete, particularly in China; (ii) excess capacity in the solar supply chain; (iii) its ability to increase its market share; (iv) demand for solar energy in general and solar modules in particular; (v) the timing and effects of the implementation of government incentives and policies for renewable energy, primarily in China and the United States; (vi) the effects of the announced reductions to solar incentives in Germany and Italy; (vii) trade complaints and lawsuits diminishing the growth of the solar industry; (viii) the extent to which it may be required to write-off accounts receivable, inventory or intangible assets; (ix) product pricing pressures and other competitive factors; (x) customer concentration in its business and its relationships with key customers; (xi) its ability to protect its intellectual property; (xii) volatility in commodity costs, such as resin or paper used in its encapsulants, and its ability to successfully manage any increases in these commodity costs; (xiii) its dependence on a limited number of third-party suppliers for raw materials for its encapsulants and materials used in its processes; (xiv) operating new manufacturing facilities and increasing production capacity at existing facilities; (xv) its reliance on vendors and potential supply chain disruptions, including those resulting from bankruptcy filings by customers or vendors; (xvi) potential product performance matters and product liability; (xvii) the extent and duration of the current downturn in the global economy; (xviii) the impact negative credit markets may have on the Company or its customers or suppliers; (xix) the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues and earnings; (xx) maintaining sufficient liquidity in order to fund future profitable growth and long-term vitality; (xxi) outcomes of litigation and regulatory actions; and (xxii) the other risks and uncertainties described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in subsequent periodic reports on Forms 10-K, 10-Q and 8-K. You are urged to carefully review and consider the disclosure found in the Company’s filings which are available on http://www.sec.gov or http://www.strholdings.com. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, actual results may vary materially from those projected in these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Source: STR Holdings, Inc.

STR Holdings, Inc.
Joseph C. Radziewicz, 860-758-7325
Vice President and Chief Financial Officer